Exhibit 4.6

RIDER TO THE CONTRACT FOR

LOGISTICS SERVICES

BETWEEN THE UNDERSIGNED

EASYDIS, Société par Actions Simplifiée (a simplified joint-stock company), the head offices of which are located at 1 Esplanade de France 42000 SAINT ETIENNE, registered in the Business and Companies Registry of SAINT ETIENNE under number 383 123 874, duly represented by Julie BADICHE, President

PARTY OF THE FIRST PART,

AND

CDISCOUNT, a Limited Company, the head offices of which are located at 120-126 Quai de Bacalan, 33000 BORDEAUX, registered in the Business and Companies Registry of BORDEAUX under number 424 059 822,

duly represented by Pierre-Yves ESCARPIT, Supply Chain Director

PARTY OF THE SECOND PART.

PREAMBLE

The Parties have signed a contract to provide logistics services on January 24, 2013 (hereinafter the “Contract”), for products falling under the category of “non-food products weighing more than 30 kg and/or with total measurements greater than 2m”, as well as 2 riders dated May 16, 2014.

The Parties met in December 2014 in order to verify whether the rates applied by EASYDIS were consistent with market rates.

SOLE CLAUSE

After having analyzed the rates for comparable services in 2014 offered by external service providers, the Parties have noted that the prices of Easydis are higher than market prices.

As a consequence, the Parties agree that for services provided between January 1, 2014 and December 31, 2014, a rebate calculated based on the prices agreed to between the Parties is owing, taking into account the market prices as offered by competing operators for comparable services.

The Parties furthermore agree to discuss implementing a rate charged based on “work units” at market prices, which will be used as the basis for invoicing for services provided by Easydis beginning from January 1, 2015.

Signed in Bordeaux, on March 27, 2015

For CDISCOUNT	For EASYDIS

/s/ Pierre-Yves Escarpit	/s/ Julie Badiche
Pierre-Yves ESCARPIT, Supply Chain Director	Julie BADICHE, President